CPI Aerostructures, Inc. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES, INC.

ANNOUNCES NYSE AMERICAN ACCEPTANCE OF COMPLIANCE PLAN

EDGEWOOD, NY – November 22, 2021 – CPI Aerostructures, Inc. (“CPI Aero®” or “Company”) (NYSE American: CVU) announced that on November 19, 2021 the Company received notice from NYSE American LLC (the “Exchange”) that it has accepted the Company’s plan to regain compliance with the Exchange’s continued listing standards set forth in Sections 1003(a)(i) and 1003(a)(ii) of the NYSE American Company Guide and has granted a plan period through March 17, 2023, subject to periodic review by the Exchange, including quarterly monitoring, for compliance with the plan.

If the Company does not comply with the continued listing standards by March 17, 2023, or if the Company does not make progress consistent with the plan during the plan period, the NYSE Regulation staff may initiate delisting proceedings as appropriate.

The Company’s common stock continues to trade under the symbol “CVU” with a “.BC” indicator extension to signify that the Company is currently not considered to be in compliance with the Exchange’s continued listing standards. The listing of the Company’s common stock on the Exchange is being continued pursuant to an extension during the plan period.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Important Cautions Regarding Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, assumptions, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein include, without limitation, statements relating to actions be taken by the Company in connection with the notices received by the Company on September 17, 2021 and November 19, 2021 from NYSE American LLC. The forward-looking statements contained herein are also subject to all of the other risks and uncertainties that are described from time to time under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, most recently in the Company’s Annual Report on Form 10-K for the period ended December 31, 2020. Because the risks, assumptions, uncertainties and other unknown factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. The Company has no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Contact

LHA Investor Relations

Jody Burfening

(212) 838-3777

cpiaero@lhai.com